Exhibit 99.1
FOR IMMEDIATE RELEASE
New Source Energy Partners L.P. Announces Board Appointment and Management Promotions
OKLAHOMA CITY, October 30, 2014 - New Source Energy Partners L.P., a Delaware limited partnership (NYSE: NSLP) (the “Partnership”), today announced the appointment of Kristian B. Kos as Chairman of the Board of Directors of New Source Energy GP, LLC, the Partnership’s general partner, effective immediately. Mr. Kos will continue to serve as the Chief Executive Officer of New Source Energy GP, LLC. The Board also announced the promotion of Dikran Tourian to President and Chief Operating Officer, effective immediately. Prior to this time, Mr. Tourian served as President of the Partnership’s Oilfield Services Division. Mr. Tourian is also a member of the board of directors of New Source Energy GP, LLC.

“Dikran’s experience as a co-founder of MCE combined with his years of experience in operations have prepared him well to serve as President and Chief Operating Officer of the Partnership,” said Kristian Kos, Chairman and CEO. “I believe that his business experience coupled with his strong leadership will be an invaluable asset to the Partnership as we move forward.”

About New Source Energy Partners L.P.
New Source Energy Partners L.P. is a vertically integrated independent energy partnership. The Partnership is engaged in the development and production of its onshore oil and liquids-rich portfolio that extends across conventional resource reservoirs in east-central Oklahoma. In addition, the Partnership is engaged in oilfield services that specialize in increasing efficiencies and safety in drilling and completion processes through its Oilfield Services Division subsidiaries. For more information on the Partnership, please visit www.newsource.com.

New Source Energy Partners L.P. - Investor & Media Contact
Nick Hodapp
Director of Investor Relations
(405) 272-3028
nhodapp@newsource.com